PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 17, 1990)


                                  SEITEL, INC.

                                  15,317 Shares

                                  Common Stock
                           ($.01 par value per share)
                            ------------------------

                           Incentive Stock Option Plan

                         Non-Qualified Stock Option Plan

                     Employee Common Stock Purchase Warrants

                            -------------------------

     The Prospectus dated September 17, 1990, as supplemented by Prospectus Supplement dated March 28, 1994, provided for certain stockholders of Seitel, Inc. to resell shares of Common Stock acquired upon exercise of stock options issued under the Incentive Stock Option Plan and the Non-Qualified Stock Option Plan, and upon conversion of Employee Common Stock Purchase Warrants. The following Selling Stockholder may resell shares of Common Stock acquired pursuant to the Non-Qualified Stock Option Plan and Employee Common Stock Purchase Warrants pursuant to this Prospectus. The following table sets forth the name and relationship to the Company of this Selling Stockholder, the number of shares of Common Stock owned by such Selling Stockholder prior to such sale, the amount to be offered for such Selling Stockholder's account pursuant hereto, and the amount and percentage of Common Stock to be owned by such Selling Stockholder after the sale of such shares pursuant hereto.

                                                                                  Amount of
                                                               Amount of         Common Stock      Percentage of
                                            Owned as of      Common Stock        to be Owned        Common Stock
                                            11/25/96(1)<F1>     Offered           after this        Owned after
         Name and Relationship                              Pursuant hereto      Offering(1)<F1>       Sales
----------------------------------------    ------------    ----------------    ---------------    ---------------

Debra D. Valice,                              150,173           15,317             134,856              1.3%
Senior Vice President - Finance,
Chief Financial Officer(2)<F2>

<F1>(1)   Includes  shares that may be acquired within 60 days upon the exercise of any right.

<F2>(2)   Includes  10,471  and  83,512  shares  that may be  acquired  from the
          Company within 60 days upon exercise of options and common stock purchase warrants, respectively.


     This Prospectus Supplement is dated November 25, 1996.